Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR THIRD QUARTER OF FISCAL 2014

•                  Revenue of $223 Million, Up 13% Year-Over-Year

•                  Adjusted EBITDA of $45 Million, Up 19% Year-Over-Year

•                  Adjusted EPS from Continuing Operations of $0.29, Up 32% Year-Over-Year

SOUTH JORDAN, UTAH, JULY 29, 2014 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its third quarter of fiscal 2014.

Third Quarter 2014 Highlights

•                  Revenue grew 15% year-over-year in our core building product segments, including 8% organic growth

•                  Light building products revenue increased 19% and operating income increased 21%

•                  Heavy construction materials revenue increased 7% and operating income increased 17%

•                  Adjusted EBITDA margin expanded more than 100 basis points

•                  Twelve consecutive quarters of year-over-year revenue and Adjusted EBITDA growth from continuing operations

•                  Trailing twelve months Adjusted EBITDA grew to $128 million, on track to our 2014 guidance range of $130 million to $145 million

•                  Headwaters acquired the assets of Metals USA’s roofing products business, adding stone coated metal to our niche roofing product portfolio

CEO Commentary

“We had a very strong third quarter in spite of the slow start to the construction season in the Midwest and Northeast,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Top line growth accelerated by 13%, including 7% organic growth. Higher revenue, combined with over 100 basis points margin expansion, resulted in 19% growth in Adjusted EBITDA. Margins continue to benefit from continuous improvement activities to control costs, positively affecting cash flow and margins. Trailing twelve months Adjusted EBITDA grew $7 million in the quarter to $128 million and supports our outlook for 2014 Adjusted EBITDA of $130 million to $145 million.

“We are particularly pleased with the performance of our heavy construction materials segment, which delivered Adjusted EBITDA margin of 24.4%, a 300 basis point improvement over last year. Volume and price increases combined with continued cost management drove margins to the highest third quarter level since 2008. We are well positioned to close out fiscal year 2014 because the fourth quarter is historically the strongest of the year for our heavy construction materials segment.

“In our light building products segment, we generated revenue and margin expansion in our block and stone product groups, which was offset somewhat by soft margin performance in our siding group.  However, even with siding sales impacted by the slow start to the construction season, Adjusted EBITDA in our light building products segment grew by 14%,” concluded Benson.

Third Quarter Summary

Headwaters’ third quarter 2014 consolidated revenue increased by 13% to $223.4 million from $197.0 million for the third quarter of 2013. Gross profit increased by 16%, to $67.7 million, compared to $58.5 million in the third quarter of 2013. Operating income improved from $23.2 million in 2013 to $25.7 million in 2014 and Adjusted EBITDA increased by $7.3 million, to $44.9 million, or 19% over 2013.

Third quarter adjusted net income from continuing operations was $21.9 million, or $0.29 per diluted share in 2014, compared to $16.6 million, or $0.22 per diluted share in 2013, an increase of 32% in both adjusted net income and earnings per share. On an unadjusted basis, net income from continuing operations was $11.1 million, or $0.14 per diluted share, for the third quarter of 2014, compared to $9.3 million, or $0.13 per diluted share, for the third quarter of 2013. Net income including discontinued operations was $10.9 million, or $0.14 per diluted share, for the third quarter of 2014, compared to $11.0 million, or $0.15 per diluted share, for the third quarter of 2013.

Third Quarter Business Segment Highlights

Business Segment	2014 Revenue	2014 Adjusted EBITDA	2014 Adjusted EBITDA Margin	2013 Adjusted EBITDA Margin
Light Building Products	$140.6 million	$29.6 million	21.1%	22.0%
Heavy Construction Materials	$80.6 million	$19.7 million	24.4%	21.4%

Business Segment	2014 Operating Income	2013 Operating Income	2014 Operating Income Margin	2013 Operating Income Margin
Light Building Products	$18.7 million	$15.5 million	13.3%	13.1%
Heavy Construction Materials	$15.0 million	$12.8 million	18.6%	17.0%

Nine Months Ended June 30, 2014

Our total revenue for the nine months ended June 30, 2014 was $545.5 million, up 12% from $487.6 million for 2013. Gross profit increased 15%, from $128.2 million in 2013 to $147.1 million in 2014 and operating income of $28.1 million in 2013 improved by 20%, to $33.8 million in 2014.  Adjusted net income from continuing operations was $24.7 million, or $0.33 per diluted share in 2014, compared to $17.4 million, or $0.25 per diluted share in 2013, an increase of 42% and 32%, respectively. The unadjusted loss from continuing operations decreased from $(4.9) million, or a diluted loss per share of $(0.07) in 2013, to a loss of $(0.5) million, or $(0.02) per diluted share, in 2014. The net loss including discontinued operations decreased from $(3.1) million, or a diluted loss per share of $(0.05) in 2013, to a net loss of $(0.6) million, or $(0.02) per diluted share, in 2014.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of niche building products, including vinyl siding accessories, manufactured architectural stone, block and roofing products.

Light building products revenue increased 19% from $118.0 million to $140.6 million in the third quarter of 2014, including organic growth of 9%. During the third quarter, weather conditions improved slowly from the difficult winter, primarily impacting sales of our siding related products. Our manufactured stone, block, and roofing products experienced positive revenue growth in the quarter, as we benefited from market share gains and good economic conditions in Texas and Florida.

Gross profit for the third quarter of 2014 increased by 19% to $42.9 million from $35.9 million in 2013, and operating income increased by 21% to $18.7 million from $15.5 million. Adjusted EBITDA for the third quarter of 2014 was $29.6 million, compared to $26.0 million in 2013. Operating income and Adjusted EBITDA margins were affected by revenue mix, as sales of our higher margin siding accessories in the Northeast and Midwest were slow to materialize following the difficult winter. In addition, increases in transportation, marketing, and raw material costs negatively impacted our siding group’s margins.

Our block group more than offset increases in cement costs with price increases and manufacturing efficiencies, a combination which led to margin expansion.  A key stone group initiative is to expand our top-line organic growth by focusing on core customers and growing our channel sales. We are executing our strategy for organic growth by increasing the number of Headwaters’ products available to core customers, incremental marketing to pull demand through distribution, and increasing our level of core customer interactions. Although the initiative resulted in an increase in our stone group SG&A spend, initial results of this strategy are positive. In the June quarter, our stone group achieved strong top line growth, coupled with margin expansion.

During the quarter, we acquired the assets of Metals USA’s stone coated roofing product line, marketed under the Gerard and Allmet brands. This stone coated niche roofing product complements our concrete and composite niche roofing products, broadening our product categories, as well as our geographic footprint in the roofing category.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Third quarter 2014 revenues in the heavy construction materials segment increased by 7% to $80.6 million, compared to $75.1 million in 2013. The growth was due to an increase in product volume and price, slightly offset by a decrease in lower margin service revenue.  Service revenue represented approximately 22% of total segment revenue for the third quarter of 2014, compared to 25% for the third quarter of 2013 and 29% for all of fiscal 2013. Site service revenue as a percent of total segment revenue is normally higher in the December and March quarters and lower in the June and September quarters, primarily due to seasonality.

Gross profit increased by 15% to $23.6 million in the third quarter of 2014, compared to $20.5 million in 2013, and gross margin increased by 200 basis points to 29%. Operating income increased $2.2 million, or 17%, from $12.8 million in 2013 to $15.0 million in 2014. Adjusted EBITDA increased $3.6 million from $16.1 million in 2013 to $19.7 million in 2014, or 22%. Adjusted EBITDA margin increased by 300 basis points from 21.4% in 2013 to 24.4% in 2014, the highest June quarter margin realized since 2008. The increases in gross profit, operating income, and Adjusted EBITDA in 2014 were primarily due to increases in fly ash revenue resulting from positive changes in both volume and price, as well as to cost management initiatives.

Our previously announced acquisition of a Pennsylvania-based fly ash source has provided us with high quality ash to market in the Northeast.  After the weather normalized in the region, we have been able to move forward with ash marketing and are on track to meet or exceed our expectations of selling 100 to 150 thousand tons of ash annually from this new source. We recently announced the acquisition of a Gulf Coast supply source and customer base for fluidized bed ash. Although we are only in the first month after closing the transaction, we have commenced sales of fluidized bed ash controlled by Headwaters to the new customer base.  Both transactions are expected to be accretive to earnings and cash flows.

Energy Technology Segment

For the third quarter of 2014, revenue from continuing operations in our energy segment was $2.2 million, compared to $3.9 million in 2013. Adjusted EBITDA for the 2014 quarter was $(0.6) million compared to $0.3 million in 2013. The changes in revenue and Adjusted EBITDA are related to the timing of HCAT® shipments, which vary depending upon the timing of orders and onsite inventory levels of our current customers. The timing of HCAT orders may result in approximately $3.0 million lower Adjusted EBITDA for fiscal 2014 compared to fiscal 2013, of which $2.3 million has already impacted Adjusted EBITDA.

We have entered into license agreements with three new potential customers that have design capacity 1.2 times greater than our existing customer base.  The first potential customer, at which we have completed testing, indicated that it will not finalize a purchase decision until January 2015. The second potential customer has taken initial shipments of HCAT and has commenced its trial period. The third customer is completing its preparations for a trial that should commence in the September quarter.

Discontinued Operations

We recorded a loss from discontinued operations of $(0.2) million in the third quarter of 2014. In 2013, we recorded income from discontinued operations of $1.8 million, due primarily to an income tax benefit. It is possible that additional adjustments to the estimated gains and losses from sale of the coal cleaning facilities in prior years may be recognized in future periods.

Income Taxes

Our estimated effective income tax rate for continuing operations for the 2014 fiscal year is currently expected to be approximately 22%, and this estimated rate was used to record income taxes for the 2014 quarterly and nine-month periods.

We have recorded a full valuation allowance on our net amortizable deferred tax assets and did not recognize benefit for tax credit carry forwards, net operating loss (NOL) carry forwards or other deferred tax assets in either 2013 or 2014, except to the extent of projected fiscal year earnings. Realization of the deferred tax assets is dependent upon future income from operations. As future income from operations becomes more certain, it is anticipated that the benefits associated with our NOLs and tax credits will be recorded. We currently have a pre-tax NOL in the amount of approximately $188.3 million and unused tax credits of $25.7 million, both of which can be carried forward for up to 20 years from the year they were generated.

Outlook

“We experienced strong organic revenue growth and margin improvement in the June quarter, despite the slow recovery from challenging winter weather conditions,” said Don P. Newman, Headwaters’ Chief Financial Officer. “All of our core product groups, with the exception of siding accessories, delivered excellent top line growth and margin expansion in the quarter.  Given our $128 million of trailing twelve months Adjusted EBITDA, we are reaffirming our target range of $130 to $145 million in Adjusted EBITDA for the fiscal year.

“Our recent bolt-on acquisitions have performed well and contributed to revenue and Adjusted EBITDA growth,” added Newman. “We financed most of these acquisitions with debt, yet we remain focused on reducing our net debt to Adjusted EBITDA ratio to the 2.5 to 3.0 range.  Based on current trends and our capital structure, we currently expect to achieve this objective in late 2015, although additional acquisitions could extend the timing.

“Based on the overall momentum we are seeing in our business, we have increased confidence in our outlook for fiscal year 2015.  More than 20% of our revenue is generated in Texas, where economic conditions are particularly strong and should continue for several years. In addition to strong end-markets in Texas, we will benefit from a full year of performance from our recent acquisitions, new product introductions and continued strength in fly ash demand and pricing.  We look forward to a strong finish to 2014 and positive momentum going into 2015,” concluded Newman.

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below.

A substantial amount of Headwaters’ cash-based compensation tied to stock price results from the issuance in fiscal 2011 and 2012 of cash-settled stock appreciation rights (SARs), all of which will expire on or before September 30, 2016. For vested but unexercised cash-settled SARs, the full impact of stock price changes, whether positive or negative, is recognized each quarter as a change in compensation expense. As the expiration dates approach, we expect the volume of exercises to increase with a resulting decrease in the volatility of compensation expense related to outstanding SARs that remain unexercised.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility in 2012, Adjusted EBITDA and Adjusted EPS do not include results for Blue Flint for any period.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2013	6/30/2014	6/30/2013	6/30/2014
Income (loss) from continuing operations (GAAP)	$9.3	$11.1	$(4.9)	$(0.5)
Non-controlling interest of subsidiary	0.0	(0.4)	0.0	(0.6)
Net interest expense	11.1	12.1	32.7	34.4
Income taxes	2.9	2.4	0.6	(0.2)
Depreciation, amortization, and equity-based compensation	14.3	14.7	40.7	42.0
Non-routine customer and business acquisition-related costs and adjustments	0.3	1.4	1.8	4.1
Asset impairments and write-offs	0.0	2.1	0.0	2.1
Cash-based compensation tied to stock price	(0.3)	1.5	4.5	5.7
Adjusted EBITDA	$37.6	$44.9	$75.4	$87.0

Segment Adjusted EBITDA

Light building products	$26.0	$29.6	$49.5	$56.1
Heavy construction materials	16.1	19.7	33.8	41.6
Energy technology	0.3	(0.6)	0.3	(2.0)
Corporate	(4.5)	(5.3)	(12.7)	(14.4)
Cash-based compensation tied to stock price	(0.3)	1.5	4.5	5.7
Adjusted EBITDA	$37.6	$44.9	$75.4	$87.0

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2012	9/30/2013	6/30/2014
Income (loss) from continuing operations (GAAP)	$(26.5)	$8.3	$12.7
Blue Flint	6.3	0.0	0.0
Non-controlling interest of subsidiary	0.0	0.0	(0.6)
Net interest expense	52.7	42.5	44.2
Income taxes	0.7	4.0	3.2
Depreciation, amortization, and equity-based compensation	53.2	54.0	55.3
Restructuring costs	2.2	0.0	0.0
Thames bankruptcy	1.0	0.0	0.0
Gain on early debt repayments	(2.4)	0.0	0.0
Non-routine customer and business acquisition-related costs and adjustments	0.0	1.8	4.1
Asset impairments and write-offs	3.2	0.0	2.1
Cash-based compensation tied to stock price	12.3	5.6	6.8
TTM Adjusted EBITDA	$102.7	$116.2	$127.8

Segment TTM Adjusted EBITDA

Light building products	$63.3	$72.9	$79.5
Heavy construction materials	54.8	56.6	64.4
Energy technology	(3.6)	0.3	(2.0)
Corporate	(24.1)	(19.2)	(20.9)
Cash-based compensation tied to stock price	12.3	5.6	6.8
TTM Adjusted EBITDA	$102.7	$116.2	$127.8

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended		Nine Months Ended
(in millions, except per-share amounts)	6/30/2013	6/30/2014	6/30/2013	6/30/2014
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — income (loss) from continuing operations attributable to Headwaters Incorporated	$9.3	$10.7	$(4.9)	$(1.1)
Adjustments to numerator:
Amortization expense related to intangible assets	5.3	5.4	15.5	15.9
Non-routine customer and business acquisition-related costs and adjustments	0.3	1.4	1.8	4.1
Asset impairments and write-offs	0.0	2.1	0.0	2.1
Cash-based compensation tied to stock price	(0.3)	1.5	4.5	5.7
Interest expense related to early debt repayments	1.3	0.0	2.1	0.0
Income tax effect of above adjustments	0.7	0.8	(1.6)	(2.0)
Total adjustments to income (loss) from continuing operations, net of income tax effect	7.3	11.2	22.3	25.8
Numerator for adjusted diluted earnings per share from continuing operations	$16.6	$21.9	$17.4	$24.7

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP	74.1	74.6	69.2	73.1
Effect of above adjustments on calculation of dilutive securities	0.0	0.0	1.1	1.3
Denominator for adjusted diluted earnings per share, after effect of adjustments on calculation of dilutive securities	74.1	74.6	70.3	74.4

Reported diluted income (loss) per share from continuing operations	$0.13	$0.14	$(0.07)	$(0.02)
Effect of adjustments on diluted income (loss) per share calculation	0.09	0.15	0.32	0.35
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.22	$0.29	$0.25	$0.33

Liquidity and Long-term Debt

The components of our long-term debt (net of discount) as of June 30, 2014, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Senior notes	150.0	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.25%	October 2018
Convertible senior subordinated notes, net of discount	49.5	8.75%	February 2016
Total	$599.5

As of June 30, 2014, there is no debt maturing until 2016. We had $114.5 million of cash and cash equivalents on hand at June 30, 2014 and total liquidity of approximately $175.0 million, which includes the impact of providing $7.4 million for letters of credit for various purposes.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 6, 2014 by dialing 888-203-1112 or 719-457-0820  and entering the pass code 2129278.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.  In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013, Quarterly Reports on Form 10-Q, and other periodic filings.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com.  There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2014	2013	2014
Revenue:
Light building products	$118,035	$140,572	$279,501	$327,723
Heavy construction materials	75,114	80,636	197,286	211,250
Energy technology	3,881	2,191	10,804	6,553
Total revenue	197,030	223,399	487,591	545,526

Cost of revenue:
Light building products	82,096	97,673	202,723	237,839
Heavy construction materials	54,642	57,070	151,622	157,504
Energy technology	1,787	984	5,085	3,067
Total cost of revenue	138,525	155,727	359,430	398,410

Gross profit	58,505	67,672	128,161	147,116

Operating expenses:
Amortization	5,319	5,477	15,543	16,068
Selling, general and administrative	30,001	36,504	84,517	97,248
Total operating expenses	35,320	41,981	100,060	113,316

Operating income	23,185	25,691	28,101	33,800

Net interest expense	(11,111)	(12,121)	(32,722)	(34,411)
Other income (expense), net	24	(36)	262	(56)

Income (loss) from continuing operations before income taxes	12,098	13,534	(4,359)	(667)

Income tax benefit (provision)	(2,850)	(2,410)	(550)	150

Income (loss) from continuing operations	9,248	11,124	(4,909)	(517)

Income (loss) from discontinued operations, net of income taxes	1,768	(231)	1,793	(106)

Net income (loss)	11,016	10,893	(3,116)	(623)

Net income attributable to non-controlling interest	0	(389)	0	(619)

Net income (loss) attributable to Headwaters Incorporated	$11,016	$10,504	$(3,116)	$(1,242)

Basic and diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$0.13	$0.14	$(0.07)	$(0.02)
From discontinued operations	0.02	0.00	0.02	0.00
	$0.15	$0.14	$(0.05)	$(0.02)
Weighted average shares outstanding:
Basic	72,892	73,206	69,195	73,131

Diluted	74,139	74,586	69,195	73,131

Operating income (loss) by segment:
Light building products	$15,509	$18,691	$19,971	$25,684
Heavy construction materials	12,823	15,019	24,096	30,180
Energy technology	(339)	(1,761)	(1,462)	(4,868)
Corporate	(4,808)	(6,258)	(14,504)	(17,196)
Total	$23,185	$25,691	$28,101	$33,800

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	June 30,
	2013	2014
Assets:
Current assets:
Cash and cash equivalents	$75,316	$114,464
Trade receivables, net	109,868	114,998
Inventories	37,383	56,053
Other	21,316	24,829
Total current assets	243,883	310,344

Property, plant and equipment, net	159,619	176,281
Goodwill	137,198	186,040
Intangible assets, net	139,797	152,679
Other assets	43,512	42,896

Total assets	$724,009	$868,240

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,810	$24,857
Accrued liabilities	119,211	99,631
Current portion of long-term debt	7,553	0
Total current liabilities	148,574	124,488

Long-term debt	449,420	599,539
Income taxes	24,637	20,980
Other long-term liabilities	16,968	24,337
Total liabilities	639,599	769,344

Non-controlling interest in consolidated subsidiary	0	13,698

Stockholders’ equity:
Common stock - par value	73	73
Capital in excess of par value	720,828	722,872
Retained earnings (accumulated deficit)	(635,972)	(637,214)
Treasury stock	(519)	(533)
Total stockholders’ equity	84,410	85,198

Total liabilities and stockholders’ equity	$724,009	$868,240